SCHNITZER STEEL INDUSTRIES, INC.
3200 NW Yeon Avenue Phone (503) 224-9900	P.O. Box 10047 Fax (503) 321-2649	Portland, Oregon 97296-0047

Exhibit 10.1

January 6, 2006
Gregory (Greg) J. Witherspoon
PO Box 10047
Portland, OR 97296

Dear Greg:

This letter serves to outline those areas related to your transfer from a temporary employee to a regular full-time employee with Schnitzer Steel Industries, Inc. (“Company”) effective January 9, 2006 (“Effective Date”):

Position:	Chief Financial Officer for Schnitzer Steel Industries, Inc.
Compensation:	Your salary will be $450,000 per annum on the Effective Date
Reporting To:	John D. Carter, President and Chief Executive Officer Schnitzer Steel Industries, Inc.
Seniority Date:
You will be granted Company seniority based on your hire date as a temporary employee as of August 23, 2005 (“Seniority Date”). Further, your status as an employee will become that of a Regular, Full-Time employee, as defined by the Company’s Human Resources Policy Manual, on the Effective Date.

Bonus Eligibility:
You are eligible for participation in the Company’s Economic Value Added (EVA®) bonus program as of the Effective Date. Your EVA target is 65% of your EVA earnings (that accrue beginning with the Effective Date), which is then adjusted by the EVA center multiple that you will be assigned. You will participate 100% in the “SSI without Joint Ventures” EVA Center. Bonus amounts, as formulated, are payable following the Company’s fiscal year-end on August 31st, and are based on Company performance and are not guaranteed.

Performance and Salary Review:
Normally, performance appraisals are conducted during the second calendar quarter of each year (usually in April or May). Salary reviews are normally conducted in June of each year. Increases, if any, depend upon individual performance and company financial considerations and are not automatic in nature. You will be eligible to participate in the June 2006 salary review.

Auto Allowance:
You will be granted Auto Allowance, Level C, Oregon, which is currently at $700 per month. You will also receive a Company gas card. The auto allowance and gas card are pursuant to Human Resources Policy #640, and are considered taxable income to employees.

Relocation:
The Company will provide a relocation package to include packing, insurance, shipment, storage and unpacking for your household goods at the final destination for you and your immediate family (those living at the same residence). Please understand that some portion of this relocation package will likely be taxable to you and you should consult your personal tax advisor for more information.

Gregory J. Witherspoon	Page 2

Long-Term Incentive Program
You will be eligible for participation in the Schnitzer Steel Industries, Inc. Long-Term Incentive Program (“LTIP”) at a level commensurate with your position as a member of the executive team. Final details on this program will be confirmed following approval of the recent plan amendments by the Company’s shareholders at the annual meeting in January, 2006. Actual award levels under the LTIP are subject to approval by the Compensation Committee of the Board of Directors.

Benefits Effective:
The effective date of your benefits will be determined by the waiting periods, if any, contained in each of the plans for which you are eligible. Other benefits are effective per plans and coverages as currently exist or as modified in the future for the salary group of which you are a part. The Company reserves the right to amend, alter or eliminate coverages. In addition to benefits under the Schnitzer self-insured health plan, coverage will also be provided under the Executive medical reimbursement plan.

Based on your Seniority Date, you will be eligible to enroll into the health and welfare medical plans on the Effective Date.

Paid Time Off (“PTO”)
PTO will accrue on an accelerated schedule. You will begin accruing PTO at the four (4) year rate of 6.16 hours per pay period or 160 hours per year. Your accrual rate will remain the same until at such time in the future you become eligible for the next highest accrual level, which is currently at 9 years of service. PTO guidelines are provided under Human Resources Policy #525.

Upon your acceptance of this letter and commencement of your full time employment your employment as interim Chief Financial Officer under the letter dated August 31, 2005 shall terminate and the terms of your employment shall be governed by this letter.

The foregoing does not constitute a contract since the Company is an "at-will" employer. "At-will" means that employment and compensation can be terminated, with or without cause and with or without notice, at any time, at the option of the Company or yourself. This offer is made contingent on your successfully passing a drug screen provided by the Company.

Greg, we all join in congratulating you on your position with the Company and wish you a continuing successful career.

Sincerely,	Accepted,

/S/ John D. Carter	/S/ Gregory J. Witherspoon

John D. Carter	Gregory J. Witherspoon
President and Chief Executive Officer	Employee

cc: Employee File